Exhibit 10.1

TWIST BIOSCIENCE CORPORATION

SENIOR BUSINESS ADVISOR AGREEMENT

This Senior Business Advisor Agreement (the “Agreement”) is entered into as of November 1, 2017 (the “Effective Date”), by and between Twist Bioscience Corporation, a Delaware corporation (the “Company”), and Nelson C. Chan (“Advisor”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services. Advisor agrees to act as a Senior Business Advisor, including attending all or part of any Board (as defined below) meeting, as and when deemed appropriate by the Board, to collaborate and provide advice and assistance to the Company as is mutually agreed by the parties and as further described in Exhibit A (collectively, the “Services”).

2. Compensation. For Services rendered by Advisor under this Agreement, the Company shall pay Advisor at the rate of $2,500 per month of Services provided hereunder, payable upon receipt by the Company of an invoice (which may be via email) from Advisor to the Company. In addition, subject to the approval of the Company’s Board of Directors (the “Board”). Advisor will be granted an option to purchase 70,000 shares of the Company’s Common Stock (the “Option”). Subject to the approval of the Board, the Option will vest and become exercisable at the rate of 1/48th of the total original number of Option shares on each monthly anniversary of the Effective Date, subject to Advisor’s continuous service with the Company through each vesting date. Notwithstanding the foregoing, in the event Advisor is terminated (A) upon the consummation of, or at any time following, a Change of Control (as defined in the Company’s 2013 Stock Plan (the “Plan”)) and (B) by the Company without Cause (as defined in the Plan), then 100% of the then unvested shares subject to the Option will immediately vest and become exercisable upon the date of such termination; provided, however, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue the Option at the time of a Change of Control, then 100% of the then unvested shares subject to the Option shall fully vest and become exercisable immediately prior to, and contingent upon, the consummation of such Change of Control. The exercise price per share of the Option will be equal to the fair market value per share of the Company’s Common Stock on the date the Option is granted, as determined by the Board in good faith. There is no guarantee that the Internal Revenue Service will agree with this value. Advisor should consult with his own tax advisor concerning the tax consequences associated with accepting the Option. The Option will be subject to the terms and conditions set forth in the Plan and the Company’s standard form of stock option agreement.

1. Expenses. The Company shall reimburse Advisor for reasonable travel and related expenses incurred in the course of performing Services hereunder, provided, however, that any such expenses shall be approved in advance by the Company. As a condition to receipt of reimbursement, Advisor shall be required to submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

2. Termination. This Agreement may be terminated by either party for any or no reason immediately upon written or e-mail notice without further obligation or liability.

3. Independent Contractor. Advisor’s relationship with the Company will be that of an independent contractor and not that of an employee. Advisor will not be eligible for any employee benefits and, to the extent Advisor otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement. Advisor hereby expressly declines to participate in such Company employee benefits. Advisor shall have full responsibility for applicable taxes for all compensation paid to Advisor under this Agreement, including any withholding requirements that apply to any such taxes, and for compliance with all applicable labor and employment requirements with respect to Advisor’s self-employment, sole proprietorship or other form of business organization. Advisor agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties or interest with respect to such taxes, labor or employment requirements, including any liability for, or assessment of, taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Advisor or any liability related to the withholding of such taxes. Advisor will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

4. Nondisclosure of Confidential Information.

(a) Agreement Not to Disclose. Advisor agrees not to use any Confidential Information (as defined below) disclosed to Advisor by the Company or otherwise for Advisor’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Advisor shall not disclose or permit disclosure of any Confidential Information of the Company to third parties. Advisor agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Company in order to prevent it from falling into the public domain or the possession of others. Advisor further agrees to notify the Company in writing of any actual or suspected misuse, misappropriation or unauthorized disclosure of the Company’s Confidential Information which may come to Advisor’s attention.

(b) Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how (whether disclosed before or after the date of this Agreement), including, but not limited to information relating to business and product or service plans, financial projections, technology, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how which: (i) is in the possession of Advisor at the time of disclosure, as shown by Advisor’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Advisor.

(c) Exceptions. Notwithstanding the above, Advisor shall not have liability to the Company or any of its subsidiaries with regard to any Confidential Information of the Company which Advisor can prove: (i) is disclosed with the prior written approval of the Company; or (ii) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that Advisor shall provide prompt notice of such court order or requirement to the Company to enable the Company or its appropriate subsidiary to seek a protective order or otherwise prevent or restrict such disclosure.

5. No Duplication; Return of Materials. Advisor agrees, except as otherwise expressly authorized by the Company, not to make any copies or duplicates of any the Company’s Confidential Information. Any materials or documents that have been furnished by the Company to Advisor in connection with the Services shall be promptly returned by Advisor to the Company, accompanied by all copies of such documentation, within five days after (a) the termination of this Agreement or (b) the written request of the Company.

6. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Advisor any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

7. Assignment of Inventions. To the extent that, in the course of performing the Services. Advisor jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws (the “Advisor Inventions”). Advisor hereby assigns all rights, titles and interest to such Advisor Inventions to the Company.

8. Duty to Assist. As requested by the Company, Advisor shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce with respect to the Advisor Inventions. Advisor’s obligation set forth in this Section 10 shall continue beyond the termination of Advisor’s relationship with the Company, but the Company shall compensate Advisor at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

9. No Conflicts. Advisor represents that Advisor’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Advisor may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Advisor agrees that Advisor will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Advisor agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company. Advisor shall first notify the Company in writing. It is understood that in such event, the Company will review whether Advisor’s activities are consistent with Advisor continuing to provide the Services.

10. External Communication.

(a) Advisor shall not name nor use the Company’s logos or trade names for publicity, marketing, or any other external communications without the Company’s prior written consent.

(b) Advisor shall not use any Confidential Information to negatively influence any of the Company’s clients, licensors, licensees or customers or to solicit or influence or attempt to influence any client, licensor, licensee, customer or other person either directly or indirectly, to direct any purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the Company’s business.

11. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including any exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior and contemporaneous writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, email or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice, or if no address is set forth below, at the most recent address set forth in the Company’s books and records. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

COMPANY:

TWIST BIOSCIENCE CORPORATION

By:	/s/ Bill Banyai

Name:	Bill Banyai

Title:	Chief Operations Officer

Address:

455 Mission Bay Blvd. South Suite 545 San Francisco, CA 94158

ADVISOR:

By:	/s/ Nelson C. Chan

Name:	Nelson C. Chan

Address:

[Address]

EXHIBIT A

DESCRIPTION OF ADDITIONAL SERVICES

Description of Additional Services:

•	Advisor will develop strategies for developing (1) a standard for DNA storage, (2) a consortium to promote competition and (3) a product portfolio.

•	Advisor will also create timelines relating to DNA storage for (1) proof of concept, (2) early adopters and (3) market entry.

Schedule:

The project is expected to require at least 1/2 a day a month.